Exhibit 4.1

AMENDMENT NO. 2 (this “Amendment”) dated as of July 14, 2009, to the Rights Agreement dated as of November 6, 2001, as amended on March 18, 2008 (the “Rights Agreement”), between NOVEN PHARMACEUTICALS, INC., a corporation organized and existing under the laws of the State of Delaware (the “Company”), and AMERICAN STOCK TRANSFER & TRUST LLC, a corporation organized and existing under the laws of the State of New York, as Rights Agent (the “Rights Agent”).

WHEREAS the Company and the Rights Agent have previously entered into the Rights Agreement specifying the terms of the Rights;

WHEREAS the Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its stockholders to amend the Rights Agreement as set forth herein immediately prior to and in connection with the execution of the Agreement and Plan of Merger dated as of July 14, 2009, among Hisamitsu Pharmaceutical Co., Inc., a Japanese corporation (“Parent”), Hisamitsu U.S., Inc., a Delaware corporation and a wholly owned subsidiary of Parent, (“Holdings”), Northstar Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Holdings (“Merger Sub”) and the Company (the “Merger Agreement”), pursuant to which, among other things, (i) Merger Sub shall commence a cash tender offer (the “Offer”) to purchase all of the outstanding shares of common stock, par value $0.0001 per share, of the Company and (ii) Merger Sub shall merge with and into the Company (the “Merger”), with the Company continuing as the surviving corporation;

WHEREAS the Company desires to amend the Rights Agreement prior to entering into the Merger Agreement to render the Rights inapplicable to the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement;

WHEREAS at a duly convened meeting, the Board has approved the amendment of the Rights Agreement in the manner set forth herein;

WHEREAS the Company has directed the Rights Agent to enter into this Amendment pursuant to Section 26 of the Rights Agreement; and

WHEREAS capitalized terms used but not defined herein shall have the respective meanings assigned to them in the Rights Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Company and the Rights Agent, for themselves, their successors and assigns, agree as follows:

Section 1. Amendment to Rights Agreement.  The Rights Agreement is hereby amended as follows:

(a) Section 1 of the Rights Agreement is hereby amended to add the following definitions in the proper alphabetical order and the paragraphs of Section 1 shall be relettered accordingly:

“‘Effective Time’ shall have the meaning set forth in the Merger Agreement.”

“‘Holdings’ shall mean Hisamitsu U.S., Inc., a Delaware corporation and a wholly owned subsidiary of Parent.”

“‘Merger Agreement’ shall mean the Agreement and Plan of Merger dated as of July 14, 2009, among the Company, Parent, Holdings and Merger Sub, as it may be amended from time to time.”

“‘Merger Sub shall mean Northstar Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Holdings.”

“‘Merger’ shall have the meaning set forth in the Merger Agreement.”

“‘Offer’ shall mean the cash tender offer provided for in the Merger Agreement, as it may be amended from time to time.”

“‘Parent shall mean Hisamitsu Pharmaceutical Co., Inc., a Japanese corporation.”

“‘Transactions’ shall mean (i) the announcement, approval, execution, delivery or amendment of the Merger Agreement, (ii) the announcement, commencement or amendment of the Offer, or the acceptance for payment of, or purchase or payment for, shares of Common Stock pursuant to the Offer, (iii) the announcement or consummation of the Merger or (iv) the consummation of any of the other transactions with Parent, Holdings or Merger Sub as contemplated by the Merger Agreement.”

(b) The definition of “Acquiring Person” in Section 1(a) of the Rights Agreement is hereby amended to add the following sentence at the end thereof:

“Notwithstanding the foregoing or any provision of this Agreement to the contrary, none of Parent, Holdings, Merger Sub or any of their respective affiliates or associates shall become, nor shall any of them be deemed to be, an Acquiring Person, either individually or collectively, by virtue of the Transactions.”

(c) Section 3(b) of the Rights Agreement is hereby amended to add the following sentence at the end thereof:

“Notwithstanding the foregoing, a Distribution Date shall not occur or be deemed to have occurred as a result of the Transactions.”

(d) Section 25 of the Rights Agreement is hereby amended to add the following sentence at the end thereof:

“Notwithstanding anything in this Agreement to the contrary, the Company shall not be obligated to provide any notice pursuant to Section 25 as a result of the Transactions.”

(e) Section 7 of the Rights Agreement is hereby amended to add the following paragraph (g) at the end thereof:

“(g) Notwithstanding anything to the contrary in this Agreement, the Rights shall expire immediately prior to the Effective Time.”

Section 2. Effect of Termination of Merger Agreement.  This Amendment shall automatically terminate and be of no further force and effect from and after any termination of the Merger Agreement, whereupon the Rights Agreement shall automatically be the same as it existed immediately prior to the execution and delivery of this Amendment, provided that for the avoidance of doubt, such termination of this Amendment shall not affect the validity and effect of this Amendment prior to such termination.  In the event of any termination of the Merger Agreement, the Company shall promptly deliver to American Stock Transfer & Trust Company a notice of such termination.

Section 3. Certification.  The officer of the Company executing this Amendment on behalf of the Company hereby certifies on behalf of the Company that this Amendment complies with the terms of Section 26 of the Rights Agreement.

Section 4. Governing Law.  This Amendment shall be governed by and construed in accordance with the law of the State of Delaware applicable to contracts to be made and performed entirely within such State, without giving effect to any conflict of laws provision or rule.

Section 5. Execution in Counterparts.  This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.  This Amendment may be executed and delivered by facsimile transmission.

Section 6. Rights Agreement as Amended.  Upon the effectiveness of this Amendment, the term “Rights Agreement” as used in the Rights Agreement shall refer to the Rights Agreement as amended hereby.

Section 7. Descriptive Headings.  Descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

Section 8. Severability.  If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 9. Effectiveness.  This Amendment shall be effective as of the date first written above, and except as expressly set forth herein, the Rights Agreement shall remain in full force and effect and otherwise shall be unaffected hereby.

IN WITNESS WHEREOF, the Company and the Rights Agent have caused this Amendment to be duly executed as of the date first written above.

NOVEN PHARMACEUTICALS, INC.

by	/s/ Peter Brandt

AMERICAN STOCK TRANSFER AND TRUST LLC,

by	/s/ Paula Caroppoli